Exhibit 10.30

Summary of key terms of the Joint Venture Agreement dated October 27, 2023 between Sepset BioSciences, Inc. and Hunan Xiang Jiang Sansure BioTech Fund, LP.

These agreements are 50% in Chinese and subject to confidentiality requirements. This is a summary of the key terms material to investors.

Corporate entity: Hunan Sanway SepSMART Ltd

Parties to the agreement: Hunan Xiang Jiang Sansure Biotech Fund, L.P. and Sepset Biosciences, Inc.

Side Agreement: A side letter, tying various controlling parties to the terms of the agreements was signed by ASEP Medical Holdings Inc., 1750-1055 West Georgia Street, Vancouver, BC V6E3P3, Canada; Sansure Biotech, Inc., No. 680, Lusong Road, Yuelu District, Changsha, Hunan Province; Hunan Xiang Jiang Sansure Biotech Fund, Room 204-431, 2/F, Building 2 #, Xiangjiang Fund Town, 188 Bin Jiang Road, Guan Sha Ling Street, Yuelu District, Changsha, Hunan Province, PRC; Changsha Sanway Spring Venture Capital Co., Ltd., Room 204-398, 2/F, Building 2 #, Xiangjiang Fund Town, 188 Bin Jiang Road, Guan Sha Ling Street, Yuelu District, Changsha, Hunan Province, PRC; and Sepset Biosciences, Inc., 730 View St #420, Victoria, British Columbia, Canada V8W 3Y7.

Purpose of the company: The purpose of the JV Company is to engage in the development and commercialization of the Licensed Technology for the Field of Use in the Territory, and all other activities and transactions that are necessary in furtherance of that purpose.

Field of Use: The diagnosis and identification of severe sepsis.

Territory: China.

Investment: The registered capital of the JV Company shall be RMB ¥ 50,000,000 (“Total Registered Capital”), among which: (a) Sansure Fund shall subscribe for and contribute RMB ¥ 37,500,000.00 in cash [US $5,183,351.25], which amount shall represent seventy-five percent (75%) of the Total Registered Capital; and (b) In consideration of Sepset’s grant to the JV Company of an exclusive license/sublicense to the Licensor Patents pursuant to the terms and conditions of the Technology License and Collaboration Agreement, Sepset shall be deemed to have subscribed for and contributed RMB ¥ 12,500,000, which shall represent twenty-five percent (25%) of the Total Registered Capital.

The cash funding will be invested as follows:

First Installment: RMB ¥3,000,000 on Establishment Date of JV Company

Second Installment: RMB ¥24,500,000. Upon completion of eighty (80) test samples based on a protocol mutually agreed by the Parties by JV Company regarding the sepsis kit.

Third Installment: RMB ¥10,000,000. Upon completion of pre-clinical studies, trial design, and obtaining the approval to conduct the clinical study regarding the sepsis kit.

Governance: Notwithstanding anything to the contrary contained in the JV agreement or under the Articles of Association, the JV Company shall not undertake any of the following actions or matters except with the resolutions approved by the shareholders representing 100% of the Voting Rights of the JV Company (“Unanimous Shareholders Resolution”)

a. amendment of the Articles of Association;

b. any increase or reduction in the JV Company’s Total Registered Capital;

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c. merger, amalgamation or other combination of the JV Company with any other entity;

d. division the JV Company into two or more separate legal entities;

e. Transfer of all or a material portion of the assets of the JV Company, including without limitation the license of sub-license of intellectual properties of the JV Company and the spin-off of such assets of the JV Company;

f. material change to the business scope and purpose of the JV Company;

g. file for bankruptcy protection, voluntary receivership or similar actions;

h. extension of the Business Term;

i. dissolution, winding up or liquidation of the JV Company;

j. conversion of the corporate form of the JV Company;

k. the approval of the retention of earnings and distribution of Distributable Profits by way of dividends in accordance with the terms of this Contract.

Board of Directors

The Board shall consist of three (3) Directors. Sansure Fund shall have the right to nominate two (2) of the three Directors. Sepset shall have the right to nominate one (1) of the three Directors. Approval of each of the following matters shall be by the affirmative vote of a majority of the Directors present (in person, by proxy or through telecommunication medium) at a duly convened Board Meeting, which affirmative vote shall include at least one (1) Director appointed by each of Sansure Fund and Sepset (a “Special Majority Board Resolution”).

Major business decisions

●	Approval for the JV Company’s annual business plan and annual budget, or to approve any material amendment thereof;
●	Approval for capital expenditures not authorized in an approved annual business plan;
●	Any license or sublicense agreement(s) to which the JV Company is a party (whether as a licensor or licensee);
●	Any public offering or listing of the JV Company’s securities on a stock exchange or over-the-counter market;
●	Hiring or firing of the JV Company’s Chief Executive Officer and Chief Financial Officer, or such position or title comparable thereto.

Financial decisions

●	Incurring indebtedness other than in the ordinary course of business or as provided under an approved annual budget;
●	Distribution of dividends other than as provided in an approved business plan and shall be subject to the approval by the shareholders at a Shareholders Meeting;
●	Shareholder’s loan or such other cash injection (other than through subscription of registered capital approved by the shareholders at a Shareholders Meeting) by either of the JV Company shareholders;
●	Increase or decrease of the Total Registered Capital of the JV Company and any other changes in capital structure, which shall be subject to the approval of the shareholders at a Shareholders Meeting.

Transaction based decisions

●	Transfer of assets involving an amount of RMB 1,000,000.00 or more in a single transaction or RMB 3,000,000.00 or more in the aggregate in any 12 consecutive months.
●	Any merger, acquisition or divestiture involving the JV Company, or any other subsidiary of the JV Company, and submission of the same to the Shareholders Meeting for approval.

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●	Related party transaction matters between the JV Company or any subsidiary on the one hand, and a shareholder, officer, director, employee of the JV Company or their respective Affiliates (each such persons, a “Related Party”) on the other hand, that involve an amount of RMB 1,500,000.00 or more in a single transaction or is a series of transactions involving the same Related Party in any 12 consecutive months with the aggregate transaction amount of RMB 3,000,000.00 or more.

Other

●	Amendment of this Joint Venture Contract;
●	Amendment to the Articles of Association, by-laws, or similar constitutional documents of the JV Company or any other subsidiary；
●	Appointment or replacement of the JV Company’s auditors;
●	Making material changes to accounting or tax policies of the JV Company, including making tax elections;
●	establishment of a direct or indirect subsidiary of the JV Company or entering into any partnerships or other equity or non-equity relationship with a third party;
●	Changing the jurisdiction of the JV Company’s incorporation or its registered address;
●	Actions of the JV Company which may have an effect on the business or operations of a shareholder of the JV Company;
●	Termination, dissolution, liquidation, or winding up of any subsidiary;
●	such other matters which require Board resolution as provided in this Contract or under the Articles of Association.

Governing Law: The interpretation, execution, and performance of the JV Contract shall be governed by and construed in accordance with the Mainland China Laws, without regard to the conflict of Laws provisions thereof. Any dispute arising from or in connection with the Contract that cannot be resolved by the Parties through friendly negotiation within thirty (30) days from the notification by one Party to the other of the existence of a dispute, shall be exclusively and definitively settled by arbitration at the China International Economic and Trade Arbitration Commission (“CIETAC”) according to the prevailing CIETAC’s arbitration rules in effect at the time of such arbitration. The seat of arbitration shall be in Shanghai, China.

Technology Transfer Agreement

Grant of licence: Licensor (Sepset) hereby grants to Licensee (Hunan Sanway SepSMART Ltd), and Licensee hereby accepts from Licensor, a non-assignable, non-transferrable, exclusive, license, for the Term and with respect to the Field of Use in the Territory, under the Licensed Technology and any Derivative Work arising therefrom, to Develop, Manufacture, and Commercialize the Licensed Product during the Term in the Field of Use in the Territory (the “License”).

Patents licenced: Chinese patent: CN106661765B awarded 5 June 2020; Hong Kong patent: HK1237382 awarded 4 January, 2021.

Royalty: Direct Sales. Royalties payable on direct Sale of the Licensed Products by Licensee to its own customers without going through a Resale Partner shall be calculated at five percent (5%) of Gross Sales.

Indirect Sales. Royalties payable on indirect Sales of the Licensed Product by Licensee through resale by a Resale Partner shall be calculated at five percent (5%) of Indirect Gross Sales.

Additional undertakings: Sepset undertakes to provide “Licensor Know-How” which means the Know-How owned or possessed by, or licensed to, Licensor and relating to the Licensor Patent and that are necessary for the Development, Manufacture, and Commercialization of the Licensed Product in the Field of Use in the Territory.

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